SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2001

Sunrise Technologies International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10428	77-0148208

(State of or other	(Commission	(IRS Employer

jurisdiction of	File	Identification

incorporation)	Number)	Number)

3400 West Warren Avenue, Fremont, California		94538

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (510) 623-9001

(Former name or address, if changed since last report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events.

Sunrise Technologies International, Inc. announced on October 25, 2001 the following: (1) that the Company signed an Extension Agreement with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor extending the maturity date of the approximately $3.5 million remaining amount of its revolving line-of-credit to November 30, 2001, and (2) that the Company had furloughed approximately 20% of its work force and had implemented a salary reduction for the remaining management and employees.

Under the terms of the Extension Agreement, the Company agreed to make a payment to the bank of $500,000 on or before October 22, 2001, (already paid). Upon receipt of the extension payment the bank agreed to release its security interest in the receivable due and owing from C-MAC West Coast Operations Inc. under the Manufacturing Agreement dated August 2, 2001 as amended from time to time. The Company did not make a $1 million payment on the previously announced deadline of September 28, 2001 and did not pay off the remaining balance on October 6, 2001. The Company did not receive a notice of default from the bank.

The payment was funded from the $1,500,000 payment received by the Company from C-MAC West Coast Operations, Inc. pursuant to the recently signed Amendment Number 1 to the Manufacturing Agreement between the two companies. Under the terms of the Amendment, the Company received a $1,500,000 prepayment against the approximate $3,950,000 open receivable for the inventory transfer that took place in August and September. The Company had received approximately $200,000 by the end of September. In return the Company gave a one-time discount of $950,000 and will allow C-MAC the right to offset the next $1,500,000 against future deliveries of inventory (approximately 18 units). In addition, any amount of inventory shipped to C-MAC over and above the $5,950,000 will be paid by February 15, 2002.

The Company continues in discussions with alternative sources of capital to raise the funds necessary to pay the remaining balance owed to the bank but the Company can give no assurances that it will be successful in raising the necessary funds.

Item 7. Financial Statements and Exhibits.

99.1	Extension Agreement dated October 22, 2001 and signed on October 23, 2001 with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor.

99.2	Amendment Number 1 dated October 19, 2001 to the Manufacturing Agreement between Sunrise Technologies International, Inc. and C-MAC West Coast Operations, Inc.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (Registrant)

DATE: October 31, 2001	By: /s/ C. Russell Trenary, III Name: C. Russell Trenary, III Title: President and Chief Executive Officer

EXHIBIT INDEX

99.1	Extension Agreement dated October 22, 2001 and signed on October 23, 2001 with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor.

99.2	Amendment Number 1 dated October 19, 2001 to the Manufacturing Agreement between Sunrise Technologies International, Inc. and C-MAC West Coast Operations, Inc.